Exhibit 10.1

SPROUTS FARMERS MARKET, INC.

Stock Option Agreement

Cover Sheet

Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (“Company”), hereby grants an option to acquire its Shares (the “Option”) to the individual named below.  The terms and conditions of the Option are set forth in this cover sheet (the “Cover Sheet”), in the attached Stock Option Agreement (the “Agreement”) and in the Sprouts Farmers Market, Inc. 2013 Incentive Plan (the “Plan”).  All capitalized terms used but not defined in this Cover Sheet and the attached Stock Option Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:
Grant Date:	May 23, 2016
Shares subject to the Option:
Exercise Price per Share:	$24.48
Expiration Date:	August 11, 2022
Vesting Schedule:

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan.  In addition, by signing this Cover Sheet, you hereby acknowledge and agree that with respect to the stock option granted to you on August 11, 2015, the number of Shares subject to such option could not, pursuant the Plan, have exceeded 466,561, and any action by the Company purporting to grant to you options for Shares in excess of that amount was void ab initio, and all documentation related to that grant is deemed to be modified such that such option shall relate to 466,561 Shares.

By signing this Cover Sheet, you and the Company further acknowledge and agree that the vesting schedule applicable to the stock option granted to you on August 11, 2015 to purchase 466,561 Shares is hereby amended so that                                      .  The agreement, including the applicable cover sheet, evidencing such option are hereby amended to reflect the terms set forth in this paragraph.

If you do not sign and return this Cover Sheet within 60 days of the Grant Date, the Company will have the right to rescind this award.

Signature:	Date:

SPROUTS FARMERS MARKET, INC.

By:
Name:
Title:

SPROUTS FARMERS MARKET, INC.

2013 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This Option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

Your right to exercise this Option vests at the times and in the manner as shown on the Cover Sheet.

This Option will cease vesting as of the date your employment with the Company and its Affiliates has terminated for any reason.

Termination

Should your employment with the Company terminate for any reason except pursuant to a Change of Control as described below, the portion of your Option that is not then vested will immediately terminate, and, except as provided below, the portion that is then vested will terminate at the close of business at the Company’s registered office on the 90th day after your termination date.  Your Option will expire in any event at the close of business at the Company’s registered office on the Expiration Date set forth on the Cover Sheet.

The grant of the Option does not confer upon you any right to continued employment with the Company or interfere with the Company’s right to terminate your employment at any time.

Death

If your employment terminates because of your death, your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after the date of death (or on the Expiration Date set forth on the Cover Sheet, if earlier).  During that period, your estate or heirs may exercise this Option.

Disability

If your employment terminates because of a disability which qualifies you for disability benefits under the Company’s long term disability plan, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after your termination date (or on the Expiration Date set forth on the Cover Sheet, if earlier).

Termination for Cause; Specified Conduct

If your employment is terminated for Cause (as defined in Exhibit A) or following any termination of your employment you engage in Specified Conduct (as defined in Exhibit A), the Option, whether or not vested, will immediately terminate.

Change in Control

Notwithstanding the foregoing:

(A) if there occurs a Change in Control  (as defined in Exhibit A), and the Option, to the extent then outstanding,  does not continue or is not assumed by an acquiror on a substantially equivalent basis, then the Option will become vested and exercisable immediately prior to the Change in Control; and

(B) if there occurs a Change in Control, and the Option continues or is assumed by an acquiror on a substantially equivalent basis, and your employment is terminated by the Company or an acquiror without Cause or by you for Good Reason (as defined in Exhibit A), in each case within 24 months following the Change in Control, then the Option will become vested and exercisable immediately upon such termination.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law, regulation or Company policy.

Notice of Exercise

When you wish to exercise this Option, you must complete and execute such documents, if any, and complete such processes, that the Company or a securities broker approved by the Company may require to accomplish the Option exercise (“Notice of Exercise”).

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your Notice of Exercise, you must include payment of the exercise price for the Shares you are purchasing, along with applicable withholding taxes.  Payment may be made in one (or a combination) of the following forms:

•Your personal check, a cashier’s check or a money order.

•If permitted by the Company, irrevocable directions to a securities broker approved by the Company to sell your Shares subject to the Option and to deliver all or a portion of the sale proceeds to the Company in payment of the exercise price and applicable withholding taxes.  (The balance of the sale proceeds, if any, will be delivered to you.)  The directions must be given by signing forms, if any, provided by the Company or the securities broker.

Taxes

When you exercise any portion of the Option, the Company will withhold taxes as required by applicable law, and your ability to exercise any portion of the Option is conditional upon your making arrangements satisfactory to the Company, in accordance with the methods set forth above, to enable it to satisfy its withholding obligation.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon exercise of the Option at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Option

Prior to your death, only you may exercise this Option.  You cannot transfer or assign this Option.  For instance, you may not sell this Option or use it as security for a loan.  If you attempt to do any of these things, this Option will immediately become invalid.  You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company or the securities broker obligated to recognize your former spouse’s interest in your Option in any other way.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company with respect to the Shares subject to the Option until a proper Notice of Exercise has been submitted and the exercise price and withholding taxes have been tendered.  No adjustments are made for dividends or other rights if the applicable record date occurs before a proper Notice of Exercise has been submitted and the exercise price has been tendered, except as described in the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding this Option.  Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described in the Cover Sheet, above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

Exhibit A

Certain Definitions

“Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in the specified Person (the term “control” for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).

“Cause” shall have the meaning ascribed thereto in any effective employment agreement between you and the Company or its Affiliates, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if deemed curable in the discretion of the Committee, is not cured within 30 days after notice thereof to you by the Committee), (iv) materially violated any policy of the Company (which, if deemed curable in the discretion of the Committee, is not cured within 30 days after notice thereof to you by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

“Change in Control” shall mean:

(i)

any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than  50% of the voting stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of the Company; provided that the transfer of 100% of the voting stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control;

(ii)

during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)

the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall have the meaning ascribed thereto in any effective employment agreement between you and the Company or its Affiliates, or if no employment agreement is in effect that contains a definition of good reason, then Good Reason shall mean that the Company or its Affiliates (i) has required that you relocate to a principal place of employment that is more than 50 miles from your then-current principal place of employment; (ii) has reduced, or has notified you of its intent to reduce, your base salary by more than 10%, unless such reduction is agreed to by you or is involuntarily imposed upon all other employees of the Company who are similarly situated to you; or (iii) without your consent, materially diminishes your authority or responsibilities; provided, however, that in the event you believe any of the forgoing conditions exist that constitute Good Reason, prior to Good Reason being established, you will first provide notice to the Company and give the Company a reasonable opportunity (not to exceed thirty (30) calendar days) to cure the condition you contend establishes Good Reason.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

“Specified Conduct” means, if you are party to an employment agreement that contains post-termination restrictive covenants, a breach of any such covenant, or if you are not party to an employment agreement that contains post-termination restrictive covenants, your (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder (other than as a passive investor in not more than 5% of the shares of any publicly traded class of securities of any business), owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of termination of your employment, (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of your employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.